Exhibit 99.1

Gevo Appoints Andy Marsh, President & CEO of Plug Power Inc., to its Board of Directors

ENGLEWOOD, Colo. – February 12, 2015 – Gevo, Inc. (NASDAQ: GEVO) announced today that it has appointed Andy Marsh to its Board of Directors. Mr. Marsh is the President and Chief Executive Officer of Plug Power Inc. (NASDAQ: PLUG), the leading designer and manufacturer of commercially viable hydrogen and fuel cell systems.

Mr. Marsh joined Plug Power as President and CEO in April 2008. Mr. Marsh has created a thriving business at Plug Power, able to secure significant customers, including Fortune 500 companies, to deploy hydrogen storage and fueling infrastructures throughout North America, and commission fuel cell products globally. Under his leadership, Plug Power has successfully targeted the material handling market with its GenDrive and GenKey solutions. Plug Power’s solutions replace traditional lead-acid batteries to power the electric lift trucks in material handling applications, with more than 6,500 GenDrive units in use today by customers like Walmart, P&G, FedEx and BMW. Plug Power’s ReliOn solution provides stationary and backup power for the telecommunications, transportation, utility and government sectors. Plug Power’s products are easily fueled with hydrogen supplied and stored through its GenFuel suite. Furthermore, Plug Power sits on one of the strongest balance sheets in the company’s history under Mr. Marsh.

Previously, Mr. Marsh was a co-founder of Valere Power, where he served as CEO and Board Member from the company’s inception in 2001 through its sale to Eltek ASA in 2007. Under his leadership, Valere grew into a profitable global operation with over 200 employees and $90 million in revenues derived from the sale of DC power products to the telecommunications sector. During Mr. Marsh’s tenure, Valere Power received many awards such as the Tech Titan award as the fastest growing technology company in the Dallas Fort Worth area and the Red Herring Top 100 Innovator Award. Prior to founding Valere, he spent almost 18 years with Lucent Bell Laboratories in a variety of sales and technical management positions.

Mr. Marsh is a member of the Board of Directors for the California Hydrogen Business Council, a non-profit group comprised of organizations and individuals involved in the business of hydrogen. He holds a BSEET from Temple University, an MSEE from Duke University and an MBA from SMU.

“Andy Marsh brings a depth of experience as a chief executive officer with two successful energy companies, and he’s proven he understands the growth path required to build a sustainable, thriving business,” said Patrick Gruber, CEO of Gevo. “Andy’s expertise will be invaluable to our Board of Directors as we move forward with our commercialization plans.”

About Gevo

Gevo is a leading renewable technology, chemical products, and next generation biofuels company. Gevo has developed proprietary technology that uses a combination of synthetic biology, metabolic engineering, chemistry and chemical engineering to focus primarily on the production of isobutanol, as well as related products from renewable feedstocks. Gevo’s strategy is to commercialize biobased alternatives to petroleum-based products to allow for the optimization of fermentation facilities’ assets, with the ultimate goal of maximizing cash flows from the operation of those assets. Gevo produces isobutanol, ethanol and high-value animal feed at its fermentation plant in Luverne, MN. Gevo has also developed technology to produce hydrocarbon products from renewable alcohols. Gevo currently operates a biorefinery in Silsbee, TX, in collaboration with South Hampton Resources Inc., to produce renewable jet fuel, octane, and ingredients for plastics like polyester. Gevo has a marquee list of partners including The Coca-Cola Company, Toray Industries Inc. and Total SA, among others. Gevo is committed to a sustainable bio-based economy that meets society’s needs for plentiful food and clean air and water.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters, including, without limitation, statements regarding the completion, timing and size of the proposed public offering, Gevo’s anticipated proceeds from the offering, and its use of those proceeds and other statements that are not purely statements of historical fact. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Gevo undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although Gevo believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in the Annual Report on Form 10-K of Gevo for the year ended December 31, 2013, and in subsequent reports on Forms 10-Q and 8-K and other filings made with the SEC by Gevo.

Media & Investor Contact:

Mike Willis

Gevo, Inc.

T: (720) 267-8636

mwillis@gevo.com